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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number    000-22721
                                                                       ---------
           Medallion Capital, Inc. (formerly Capital Dimensions, Inc.)
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             (Exact name of registrant as specified in its charter)


     7831 Glenroy Road, Suite 480, Minneapolis, Minnesota 55439 (612) 854-3007
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, no par value per share
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            (Title of each class of securities covered by this Form)


                                      None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g- 4(a)(1)(i)  |X|      Rule 12h-3(b)(1)(i)    |X|
              Rule 12g-4(a)(1)(ii)  | |      Rule 12h-3(b)(1)(ii)   | |
              Rule 12g-4(a)(2)(i)   | |      Rule 12h-3(b)(2)(i)    | |
              Rule 12g-4(a)(2)(ii)  | |      Rule 12h-3(b)(2)(ii)   | |
                                             Rule 15d-6             | |


Approximate  number of holders of record as of the certification or
notice date:       1
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Pursuant to the  requirements  of the Securities  Exchange Act of 1934,  Capital
Dimensions, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: August 14, 1998           By: /s/ Allen S. Greene
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                                    Name:  Allen S. Greene
                                    Title: Assistant Secretary








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